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                                                                    EXHIBIT 12.1


                        PULTE CORPORATION AND SUBSIDIARES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


     The following table shows our ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in the prospectus.

                                                               YEAR ENDED DECEMBER 31,
                               -----------------------------------------------------------------------------------
                                    1995              1996            1997             1998             1999
                               -----------------------------------------------------------------------------------
Ratio of earnings
to fixed charges (a)                2.31              3.00            2.49             3.76             5.31
----------------

(a) The ratios of earnings to fixed charges set forth above are computed on a total enterprise basis, except for our discontinued thrift operations, which are excluded. Fixed charges include interest incurred and one-third of rent expense, which represents the estimated interest factor and amortization of debt expense.